EXHIBIT 99.1

PRESS RELEASE

Oppenheimer Responds to MSD Complaint

New York and Toronto, November 18, 2008  The Securities Division of the Commonwealth of Massachusetts today filed a complaint against Oppenheimer & Co. Inc. and certain of its executives and employees alleging various causes of action with respect to the sale by Oppenheimer of auction rate securities to its clients. In addition, the complaint alleges that such individuals knew of the imminent failure of the ARS market, and that they acted on such information without informing Oppenheimer clients of such failure. Oppenheimer and the named parties deny that the allegations made by the Massachusetts Securities Division have any basis in fact or law and they intend to vigorously defend themselves.

Oppenheimer offered auction rate securities in the same manner as the entire securities industry – as a cash management tool similar to a money market fund.  Oppenheimer and its executives and employees, like dozens of other “downstream” brokerages nationwide, had no knowledge of the conduct of the major dealers which caused the entire auction rate securities market to collapse.

While there were sales by executives of auction rate securities, there were also executive purchases during the period contemplated by the complaint and all these same executives continue to hold significant amounts of auction rate securities.  In fact, Oppenheimer provided documentary evidence to the Massachusetts Securities Division in their investigation that Chairman and CEO Albert Lowenthal had no knowledge of the placement of the orders to sell the ARS securities, as alleged in the complaint.

Oppenheimer believes that at all times it acted in its clients’ best interests and that it relied on the representations of underwriters and other participants that the auction rate market was continuing to function normally despite isolated auction failures in the  weeks leading up to the collapse of the ARS market.

Oppenheimer has worked with regulators and financing sources to try to find a means for its clients to find liquidity from their ARS holdings and continues to do so.  Oppenheimer is reviewing the availability of the TARP program and other programs recently announced by the federal government to provide a solution to this serious issue for its clients.

Prior to the filing of this complaint, Oppenheimer has taken the following actions to facilitate the purchase of client held auction rate securities:

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Oppenheimer Trust Company has filed an amendment to its charter to become  a depository bank and become eligible for FDIC insurance  as well as obtain access to the U.S Federal Reserve “Discount Window”;

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Oppenheimer Trust is preparing an application to the FDIC for deposit insurance;

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Oppenheimer Trust and Oppenheimer Holdings have filed applications to participate in the U.S. Treasury Capital Purchase Program;

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Oppenheimer Holdings is reviewing the possibility of becoming a U.S. corporation;

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Oppenheimer Holdings is exploring becoming a U.S. Bank Holding Company.

Oppenheimer and the named parties intend to file an answer to the complaint as soon as it has been reviewed and are confident that the matter will ultimately be favorably resolved.

Oppenheimer Holdings Inc. (OPY on the NYSE), through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from 86 offices in 21 states and through local broker-dealers in 3 foreign jurisdictions. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Oppenheimer employs over 3,300 people. Oppenheimer offers trust and estate services through Oppenheimer Trust Company. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through its subsidiary, Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Contact:

Brian Maddox (212) 850-5661